Exhibit 99.1

Community Bankers Trust Corporation Conditionally Approves

But Defers Dividend on TARP Preferred Stock

August 15, 2012 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced today that its Board of Directors has conditionally approved the August 2012 payment of its regular quarterly cash dividend with respect to its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which the Company issued to the United States Department of the Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program in December 2008. The Company’s payment of the dividend is conditioned upon the approval of the Company’s federal and state regulators, as set forth in the formal written agreement that has been in place since April 2011.

Rex L. Smith, III, the Company’s President and Chief Executive Officer, stated, “Similar to what we experienced back in February of this year, regulatory approval of the August TARP payment was not able to be timed to the deadline for the payment. We submitted our request for payment in the period required by the written agreement, but we have been advised that our federal regulators have not yet completed the approval process. As we have previously reported, our financial condition and earnings continue to improve each quarter, and they have improved significantly from where we were when we anticipated that we would enter into the written agreement with our regulators.”

Mr. Smith added, “In addition, we believe that we have properly addressed the supervisory issues regarding our safety and soundness, and thus we are unaware of an outstanding operational or similar issue that creates an impediment to our making this TARP payment. One of our primary goals continues to be the catch-up of all payments due, and ultimately the pay-off of our entire TARP obligation, as earnings and our capital resources permit.”

In March 2012 and May 2012, the Company paid its February 2012 and May 2012 quarterly cash dividends on the Preferred Stock as well as one previously deferred quarterly cash dividend on the Preferred Stock.  The aggregate amount of these cash dividends was $663,000.

Because the Company has not yet received regulatory approval, the Company has notified the Treasury that it will defer the payment that is due August 15, 2012, and that it intends to make the payment if and when it receives regulatory approval. The Company has previously deferred five quarterly dividend payments with respect to the Preferred Stock.

Under the terms of the Preferred Stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year until its February 2014 payment, after which the dividend rate automatically increases to 9% per year.  The principal amount of each dividend payment is $221,000. The Company may defer dividend payments, but the dividend is a cumulative dividend that accrues for payment in the future. The failure to pay dividends for six dividend periods triggers the right for the holder of the Preferred Stock to appoint two directors to the Company’s board.

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About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates one loan production office. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, shared loss agreements with the FDIC; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas
Executive Vice President and Chief Financial Officer
Community Bankers Trust Corporation
804-443-4343